Exhibit 10.8.1
Third Point Reinsurance Ltd.

Schedule of Signatories to the Director Service Agreement

Name

Steven E. Fass

Rafe de la Gueronniere

Mary H. Hennessy

Neil McConachie

Mark Parkin